UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry into a Material Definitive Agreement.

On May 4, 2010 ARIAD Pharmaceuticals, Inc. (the “Company”) entered into an amended and restated collaboration and license agreement with Merck, Sharpe & Dohme Corp. (“Merck”) that restructured the companies’ July 2007 collaboration for the development, manufacture, and commercialization of ridaforolimus – the Company’s investigational mTOR inhibitor.  The following is a summary of key terms of the amended agreement:

  The Company has granted Merck an exclusive license to develop, manufacture and commercialize ridaforolimus in oncology, and Merck will assume responsibility for all ridaforolimus activities, including clinical trials and regulatory filings.  Both companies had previously shared co-exclusive rights.
  Merck will make an upfront cash payment of $50 million to the Company and will reimburse the Company for its ridaforolimus expenses incurred since January 1, 2010, estimated by ARIAD to be approximately $19 million through April 2010.  Merck will also fund 100 percent of future ridaforolimus development, manufacturing and commercialization costs, effective immediately.
  The Company will be eligible to receive up to $514 million in regulatory and sales milestones based on the successful development and commercialization of ridaforolimus in multiple indications.  This includes $65 million in milestones associated with the potential sarcoma indication, which currently is in Phase 3 clinical development (i.e., $25 million for acceptance of the new drug application by the FDA, $25 million for U.S. marketing approval, $10 million for European marketing approval, and $5 million for Japanese marketing approval), and $200 million in milestones based on achievement of significant sales thresholds.
  Merck will book global sales of ridaforolimus and pay the Company tiered double-digit royalties on global net sales of ridaforolimus.  In addition to now receiving royalties on U.S. sales in lieu of a profit split, these global royalty rates are approximately one-third greater than the royalty rates that the Company would have received for ex-U.S. sales under the original collaboration agreement with Merck.
  The Company will have an option to co-promote ridaforolimus with up to 20 percent of the sales effort for the product in all indications in the U.S., and Merck will compensate the Company for its ridaforolimus sales efforts.
  The Company will transition all ridaforolimus activities to Merck, which the Company estimates will be completed within six months.  Merck will reimburse the Company for 100 percent of its ridaforolimus costs incurred until the transition is completed.
  Milestones associated with the start of four Phase 3 clinical trials ($74.5 million) in indications other than sarcoma and the development-cost advance contemplated by the original collaboration agreement are not included in the revised agreement, since Merck will be responsible for fully funding all clinical trials and other development activities.
  The terms for development and commercialization of ridaforolimus in potential non-oncology indications remain subject to future agreement between the companies.

A copy of the press release dated May 5, 2010 announcing the restructured collaboration is attached hereto as Exhibit 99.1.  The information set forth under the heading “Key Terms of the Amended Agreement” in the press release is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

Item 7.01          Regulation FD Disclosure.

In the press release dated May 5, 2010, the Company provided financial guidance for 2010.  The information set forth under the heading “ARIAD Financial Guidance” in the press release is being furnished pursuant to this Item 7.01 of this Current Report on Form 8-K, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 Financial Statements and Exhibits

(d)

99.1	Press Release dated May 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

Date:	May 6, 2010	By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated May 5, 2010.